EXHIBIT 99.3

InfoSpace, Inc.

Reconciliation of Preliminary Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Three months ended December 31, 2007			Year ended December 31, 2007
	Preliminary	Adjustments	Revised Preliminary	Preliminary	Adjustments	Revised Preliminary
Revenues	$39,058	$—	$39,058	$140,537	$—	$140,537
Operating expenses:
Content and distribution	18,946	—	18,946	61,765	—	61,765
Systems and network operations	2,820	—	2,820	9,800	—	9,800
Product development	3,072	—	3,072	9,921	—	9,921
Sales and marketing	12,252	(1)	12,251	29,260	(1)	29,259
General and administrative	53,190	—	53,190	105,083	—	105,083
Depreciation	1,443	—	1,443	5,542	—	5,542
Restructuring	8,221	—	8,221	9,590	—	9,590
Other, net	—	—	—	(3,248)	—	(3,248)

Total operating expenses	99,944	(1)	99,943	227,713	(1)	227,712

Operating loss	(60,886)	1	(60,885)	(87,176)	1	(87,175)
Loss on investments, net	(2,182)	—	(2,182)	(2,117)	—	(2,117)
Other income, net	5,738	(1)	5,737	18,227	(1)	18,226

Loss from continuing operations before income taxes	(57,330)	—	(57,330)	(71,066)	—	(71,066)
Income tax expense	(16,354)	7,007	(9,347)	(26,678)	7,007	(19,671)

Loss from continuing operations	(73,684)	7,007	(66,677)	(97,744)	7,007	(90,737)

Discontinued operations:
Loss from discontinued operations, net of taxes	(8,440)	1	(8,439)	(25,307)	1	(25,306)
Gain on sale of discontinued operations, net of taxes	139,925	(9,303)	130,622	139,925	(9,303)	130,622

Net income	$57,801	$(2,295)	$55,506	$16,874	$(2,295)	$14,579

Earnings per share - Basic and Diluted
Loss from continuing operations	$(2.21)	$0.21	$(2.00)	$(2.99)	$0.21	$(2.78)
Loss from discontinued operations	(0.25)	(0.00)	(0.25)	(0.78)	0.01	(0.77)
Gain on sale of discontinued operations	4.20	(0.28)	3.92	4.29	(0.29)	4.00

Net income per share - Basic and Diluted	$1.74	$(0.07)	$1.67	$0.52	$(0.07)	$0.45

Weighted average shares outstanding used in computing basic and diluted net income per share	33,291		33,291	32,640		32,640